                                                                    Exhibit 99.1

                                                   <
AMERICAN INDEPENDENCE CORP.                 CONTACT:  DAVID T. KETTIG
485 MADISON AVENUE                          (212) 355-4141 EXT. 3047
NEW YORK, NEW YORK 10022                    www.americanindependencecorp.com
NASDAQ - (SOFN)

                                  NEWS RELEASE

            SOFTNET SYSTEMS, INC. PURCHASES INSURANCE HOLDING COMPANY
                 AND CHANGES NAME TO AMERICAN INDEPENDENCE CORP.

         New York, New York, November 14, 2002. SoftNet Systems, Inc. (NASDAQ -
SOFN) today announced that it has acquired the stock of Independence American Holdings Corp. ("IAHC") from Independence Holding Company ("IHC") (NASDAQ -
INHO) and SoftNet has changed its name to American Independence Corp. ("AMIC"). SoftNet will begin trading on NASDAQ under the symbol AMIC starting tomorrow, November 15, 2002. IAHC is an insurance holding company that owns Independence American Insurance Company (formerly known as First Standard Security Insurance Company ("Independence American") and two managing general underwriters ("MGUs"). Independence American is a property and casualty insurer and reinsurer which is licensed in 24 states and rated B+ (Very Good) by A.M. Best & Company, Inc. In addition to issuing and reinsuring provider excess loss insurance, Independence American has entered into reinsurance treaties with Standard Security Life Insurance Company of New York ("Standard Security") and Madison National Life Insurance Company, Inc. ("Madison National") under which these companies will cede to Independence American, effective January 1, 2003, 15% of their gross employer medical stop-loss and managed care premiums. The acquired MGUs underwrite and market employer medical stop-loss, provider excess loss, HMO Reinsurance and/or group life. IHC, which owns 19.9% of AMIC, is the holding company for Standard Security and Madison National.

         In announcing the agreement, Edward Bennett, Acting Chairman of the Board of AMIC, said: "We thank our shareholders for approving the transaction that propels us forward as an insurance holding company under the experienced leadership of Independence Holding Company, as well as changing our corporate name to American Independence Corp. The acquisition of this group, which has a solid track record of growth and profitability, provides AMIC with a platform to generate profits which are expected to be able to be used against AMIC's tax net operating loss carryforwards of approximately $250 million. AMIC will also retain over $30 million cash, in addition to cash available in our insurance subsidiaries, which will be available for further investments, acquisitions or contributing additional capital to Independence American."

         AMIC's shareholders also approved an amendment to the Company's certificate of incorporation to limit acquisitions of its common stock in excess of certain percentage amounts.

         AMIC is a holding company engaged principally in insurance and reinsurance business through Independence American, IndependenceCare Holdings LLC, and Risk Assessment Strategies, Inc.

         Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in AMIC filings with the Securities and Exchange Commission.